Exhibit 5.1

December 16, 2015

GoDaddy Inc.
14455 N. Hayden Road
Scottsdale, Arizona 85260

Re: Registration Statement on Form S-1

Ladies and Gentlemen:
This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-208197), as amended, (the “Registration Statement”) filed by GoDaddy Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 4,312,361 shares of the Company’s Class A common stock, $0.001 par value per share (the “Class A Shares”), to be issued upon exchange by certain holders of units of Desert Newco, LLC (“Desert Newco”) and a corresponding number of the Company’s Class B common stock, $0.001 par value per share (the “Class B Shares”), pursuant to and in accordance with the exchange agreement, dated as of March 31, 2015, among the Company and the other parties thereto (the “Exchange Agreement”).
We are acting as counsel for the Company in connection with the issuance of the Class A Shares upon exchange by holders of units of Desert Newco and the corresponding number of Class B Shares. In such capacity, we have examined original or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatures to such documents.
We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.
On the basis of the foregoing, we are of the opinion, that when the Registration Statement becomes effective under the Act and the Class A Shares have been duly issued upon exchange for units of Desert Newco and the corresponding number of Class B Shares, in each case in accordance with the Exchange Act and the Company’s Amended and Restated Certificate of Incorporation, as amended, the Class A Shares will be validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,
/s/ Wilson Sonsini Goodrich &Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation